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                                                                    EXHIBIT 99.1

Contact:  Microelectronic Packaging, Inc.
          Denis J. Trafecanty, Senior Vice President and Chief Financial
          Officer
          (619) 292-7000, ext. 3014

                                                           FOR IMMEDIATE RELEASE

                      MICROELECTRONIC PACKAGING ANNOUNCES
           $15 MILLION IN DEBT FORGIVENESS AGREEMENTS WITH CREDITORS

     San Diego, California -- May 4, 1998 -- Microelectronic Packaging, Inc. ("MPI" or the "Company") (OTC Bulletin Board: MPIX) today announced that it has reached either definitive or non-binding settlement agreements with creditors holding approximately 80% of the $29 million in Asian debt incurred by the Company's Singapore subsidiaries that had been guaranteed by the Company. Specifically, creditors holding more than a majority of the $29 million in such debt have signed definitive, binding agreements, including the Company's largest creditor, and creditors holding an additional 25% of such debt have either signed non-binding written letters of intent or verbally agreed to a settlement of the obligations owed to them. The agreements currently signed or otherwise agreed would result in debt and accrued interest forgiveness of approximately $15 million. Also, there are other non-cash considerations being provided to certain creditors. The non-binding written letters and verbal agreements are subject to the execution of definitive agreements between the Company and those creditors and completion of these settlements can not be assured. The Company will be required to obtain funds in the next several months in order to comply with the payment terms of the settlement agreements and achieve the debt and accrued interest forgiveness described above. Negotiations continue with the creditors representing the remaining 20% of total debt. Approximately half of this remaining debt could be settled by further liquidation of the Company's assets at the closed Singapore subsidiaries, which assets serve as security for the remaining debt.

     Andrew K. Wrobel, President and Chief Executive Officer, said "The signed definitive agreements with creditors holding a majority of the debt of our liquidated subsidiaries in Singapore will assist MPI in completing the restructuring of the debt with the remainder of our Asian creditors.
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     "MPI has conducted extensive discussions with all of its liquidated subsidiaries' Asian creditors. Building on the definitive settlement agreements already signed with Asian creditors, MPI intends to obtain definitive agreements with the remaining Asian creditors to completely restructure the $29 million in Asian debt. All such creditors are being asked to agree to the settlement proposal offered in order to preserve the principal and accrued interest reductions already offered to the Company."

     Microelectronic Packaging, Inc. is a leading international semiconductor packaging company with design services, manufacturing and sales capability to support the device packaging and electronic systems interconnection requirements of integrated circuit (IC) and electronic systems manufacturers. At its San Diego, California headquarters and manufacturing facility, the Company develops, manufactures, markets and sells multichip modules to customers in the IC, communications, automatic test equipment and other electronics-related industries.

     The Company is currently attempting to restructure its debt associated with discontinued operations. The Company's ability to successfully restructure will depend in large part upon the cooperation of its various creditors, lenders, equity holders and other. There can be no assurance that such restructuring will be completed successfully. The Company's business is also subject to other risk factors, including the dependence on a limited number of customers and the ability to fund any increased growth in its business or for the satisfaction of its debt obligations.